SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[ ]

Preliminary Information Statement

             [  ] Confidential, for use of the Commission only

[ x ]

Definitive Information Statement

                                Standard Commerce, Inc.                             .

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]

No fee required.

[  ]

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1)

Title of each class of securities to which transaction applies:

  ..................................................................

  2)

Aggregate number of securities to which transaction applies:

  ..................................................................

  3)

Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11.  (Set forth the amount on which the filing fee is calculated and state how it was determined.)

  ..................................................................

  4)

Proposed maximum aggregate value of transaction:

  ...................................................................

  5)

Total fee paid:

  ...................................................................

[  ]

Fee paid previously with preliminary materials.

[  ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)

Amount Previously Paid:

  ......................................

  2)

Form, Schedule or Registration Statement No.:

  ......................................

  3)

Filing Party:

  ......................................

  4)

Date Filed:

  ......................................

STANDARD COMMERCE, INC.

c/o American Union Securities, Inc.

100 Wall Street – 15th Floor

 New York, NY 10005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Standard Commerce, Inc. have given their written consent to a resolution adopted by the Board of Directors of Standard Commerce to amend the Certificate of Incorporation so as to (1) change the name of the company to “China Jianye Fuel, Inc.” and (2) effect a reverse split of the company’s common stock in a ratio of two-for-thirteen.  We anticipate that this Information Statement will be mailed on December 26, 2007 to shareholders of record.  On or after January 16, 2008, the amendment of the Certificate of Incorporation will be filed with the Delaware Secretary of State and it will become effective.

Delaware General Corporation Law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Standard Commerce will not hold a meeting of its shareholders to consider or vote upon the amendment of Standard Commerce’s Certificate of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

December 26, 2007

Jianye Wang

Chief Executive Officer

VOTING SECURITIES OUTSTANDING

Stockholders of record entitled to vote were determined as of the close of business on December 10, 2007.  At that date, there were issued and outstanding 194,850,000 shares of Standard Commerce common stock.

The following table sets forth the number of shares of voting stock owned by each person who, as of the record date, owned beneficially more than 5% of any class of Standard Commerce’s voting stock, as well as the ownership of such shares by each member of Standard Commerce’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

	Amount and Nature
Name and Address of	of Beneficial	Percentage
Beneficial Owner(1)	Ownership(2)	of Class
Jianye Wang	99,373,500	51.00%
Meili Xu	19,485,000	10.00%
Haipeng Wang	17,536,500	9.00%
Shubo Yu	11,691,000	6.00%
Yandong Dou	9,742,500	5.00%
All officers and directors
as a group (1 person)	99,373,500	51.00%

(1)  Except as otherwise noted, each shareholder’s address is c/o Zhao Dong Jianye Fuel Co., Ltd., 47 Huagong Road, Zhao Dong City, Heilongjiang Province, P.R. China.

(2)  Except as otherwise noted, all shares are owned of record and beneficially.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Standard Commerce has adopted a resolution to change the name of the corporation from Standard Commerce to “China Jianye Fuel, Inc.”  The holders of shares representing a majority of the voting power of Standard Commerce’s outstanding voting stock have given their written consent to the resolution. Under Delaware corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Delaware on or after January 16, 2008, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the corporation’s business.  The corporation recently acquired the outstanding capital stock of American Jianye Ethanol Company, Inc., a Delaware corporation.  American Jianye Ethanol Company is a holding company that owns all of the registered capital of Zhao Dong Jianye Fuel Co., Ltd., a corporation organized under the laws of The People’s Republic of China.  Zhao Dong Jianye Fuel Co. is engaged in the business of manufacturing and marketing ethanol and methanol for use as automobile fuel in The People’s Republic of China.  Because of this new overall direction in the corporation’s business, the Board of Directors and majority shareholders have determined to change the corporation’s name.

Certificates for the corporation’s common stock that recite the name “Standard Commerce, Inc.” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China Jianye Fuel, Inc.” after the Effective Date, he may do so by surrendering his certificate to the corporation’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Standard Commerce’s Transfer Agent is:

Island Stock Transfer

100 Second Avenue South, Suite 104N

St. Petersburg, FL 33701

727-289-0010

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of Standard Commerce has adopted a resolution to effect a reverse split of Standard Commerce’s common stock in the ratio of 2:13 (the “Reverse Split”).  The number of authorized shares of common stock will not be affected by the amendment. No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of Standard Commerce common stock in lieu of the fraction.

Reasons for Approving the Reverse Split

There are two primary reasons why the Board of Directors approved the Reverse Split.  The first reason is that our Certificate of Incorporation currently authorizes the Board of Directors to issue 200,000,000 shares of Common Stock, of which 194,850,000 shares have been issued and remain outstanding, leaving only 5,150,000 shares available for issuance.  The Board of Directors wishes to have authorized but unissued stock available for various purposes, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Standard Commerce is to undertake new business operations.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional shares that will be available for issuance after the Reverse Split.

 The second reason relates to the current low market price of our common stock.  Standard Commerce will require financing to fund its business development. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Standard Commerce’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Standard Commerce common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of

Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Standard Commerce is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Standard Commerce’s prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split

The table below shows the effect of the Reverse Split on Standard Commerce’s common shares outstanding at December 10, 2007.   The column labeled "After Reverse Split" does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

Prior to

After

Reverse Split

Reverse Split

Shares of Common Stock:

      Authorized

200,000,000

200,000,000

      Issued and outstanding

194,850,000

  29,976,923

      Available for issuance

 5,150,000

170,023,077

The Reverse Split will increase the number of shares available for issuance by the Board of Directors to 170,023,077.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Standard Commerce shareholders.  Delaware law requires that the Board use its reasonable business judgment to assure that Standard Commerce obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Standard Commerce.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Standard Commerce common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Standard Commerce.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make Standard Commerce unattractive to the party seeking control of Standard Commerce.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

How the Reverse Split Will Be Effected

The officers of Standard Commerce will file an amendment of the Certificate of Incorporation with the Delaware Secretary of State effecting the Reverse Split, which will become effective at close of business on the effective date of the filing.  The amendment will provide that each thirteen shares of common stock outstanding at the close of business on the effective date of the filing will be exchanged for two post-Reverse Split shares of Standard Commerce common stock (“New Common Stock”).  The New Common Stock will not be different from the common stock held by Standard Commerce shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

Exchange of Stock Certificates and Liquidation of Fractional Shares.

Upon filing of the certificate of amendment with the Delaware Secretary of State, the outstanding certificates representing shares of Standard Commerce common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for Standard Commerce is stated above.

No Dissenters’ Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

* * *